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                                                                    Exhibit 99.1

March 1, 2002 - Essential Therapeutics Signs Definitive Agreement to Acquire Maret Pharmaceuticals

Acquisition Adds Hematology/Oncology/Anti-infective Product Development Candidates and Programs

Essential Therapeutics announced today that it has signed a definitive agreement to acquire Maret Pharmaceuticals in a stock-for-stock exchange. Maret is a development stage pharmaceutical company with clinical and pre-clinical programs focused in hematology, oncology and the prevention of serious infectious diseases. Maret's programs include a small molecule lead product for restoring blood cell counts following myeloablative therapies, currently in Phase I clinical trials. Potential clinical uses for the lead product candidate include the prevention of thrombocytopenia, anemia and infection in myelosuppressed patients following chemotherapy or bone marrow transplantation. In addition, Maret's discovery platform includes a series of preclinical programs targeted at other serious clinical conditions with significant unmet therapeutic need.

"We are extremely excited about the acquisition of Maret Pharmaceuticals", said Mark Skaletsky, CEO of Essential Therapeutics. "As Essential manages its transition into a development-stage company, Maret's lead clinical product and preclinical programs represent significant assets that are a great fit with our existing portfolio of anti-infective development products and programs. It is our goal to bring pharmaceutical products directly to market that fit our core competence in commercializing products for life threatening diseases." Skaletsky added, "We will continue to actively pursue strategic initiatives that will maximize the likelihood of success for accelerating our commercialization goals."

Leonard Borrmann, President and CEO of Maret, commented " The combination of Essential's core competencies in lead optimization and preclinical development with Maret's development candidates and clinical expertise creates a powerful combined entity with a strong product pipeline. We look forward to joining with Essential to provide products to improve human health in important therapeutic categories."

Maret Pharmaceuticals is a privately-owned, venture-backed company based in Newport Beach, California. Maret's corporate operations and certain key personnel will be relocated to Essential Therapeutics headquarters in Waltham, MA. The transaction will be structured as a merger and is intended to be accounted for under the purchase method of accounting. In connection with the transaction, Essential Therapeutics will issue up to 2 million shares of common stock. These newly issued shares are subject to a lock-up for at least 12 months following the close. Completion of the transaction is expected within the next month and is subject to customary closing conditions.

Essential Therapeutics is committed to the discovery and development of breakthrough biopharmaceutical products for the treatment of life-threatening diseases. With an emerging pipeline of lead programs and product candidates in the anti-infective and hematology/oncology therapy areas, Essential Therapeutics is dedicated to commercializing novel small molecule products addressing important unmet therapeutic needs. Additional information on Essential Therapeutics can be obtained at www.essentialtherapeutics.com.

The statements contained in this press release which are not historical facts may be deemed to contain forward-looking statements. Actual results may differ materially from those expressed or implied in any forward-looking statement as a result of certain risks and uncertainties. There is no assurance that the companies will complete the merger, or, if the transaction is completed, that the combined company will realize any of the anticipated benefits therefrom. There is no assurance that any compounds discovered

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will successfully proceed through pre-clinical development and clinical trials, obtain requisite regulatory approvals for marketing or result in a commercially useful product. There is no assurance that Essential Therapeutics will successfully continue existing corporate collaborations or enter into further collaborations with respect to any of its internally funded research programs or that current collaborators will elect to proceed through the various stages of clinical development as currently anticipated or on the same schedule as we would proceed if we were conducting such trials independently. For a discussion of other risks and uncertainties affecting Essential Therapeutics' business, see the Company's Annual Report on Form 10-K/A for the year ended December 31, 2000, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. Actual results and timing of certain events could differ materially from those indicated in the forward-looking statements as a result of these or other factors.

Contact:

Essential Therapeutics                      Burns McClellan
Mark Skaletsky                              Lisa Burns or Blair Clark(Investors)
President and CEO                           Justin Jackson (Media)
781-647-5554 ext. 206                       212-213-0006